Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
October 5, 2010	Cynthia Jamison-Brashier: (864) 250-6061
cjamison@palmettobank.com

The Palmetto Bank Hires Retail Banking Executive

The Bank also to Expand its Wealth Management Business

Greenville, S.C. – The Palmetto Bank announced today that Tricia (Trish) P. Springfield has been hired as the Retail Banking Executive with overall responsibility for all retail banking activities. In this senior management role, Mrs. Springfield’s responsibilities will include all loan and deposit products and services provided to retail customers primarily through the Bank’s 29 branches. Mrs. Springfield will also have overall lending responsibility for residential mortgage, credit card, and indirect automobile, as well as small business lending and merchant services to commercial customers. Mrs. Springfield will begin her role with the Bank on October 18.

“We are absolutely thrilled to have someone of Trish’s caliber and experience to join our team,” said Samuel L. Erwin, President and Chief Executive Officer. “Trish clearly understands the needs of retail consumers and she has extensive relationships in our markets. Her career experiences bring to bear a professional retail perspective through her rare combination of retail sales, service, marketing, coaching, consulting, and training over the past seventeen years in the banking industry.”

Mrs. Springfield most recently served over four years as the Director of Retail Banking for a large regional bank headquartered in Greenville. Previously, she held the positions of Regional Banking Manager, Director of Business Development, and Marketing Product Manager with various regional banks, as well as five years of experience leading the national Sales and Consulting teams for NCBS, a Retail Banking consulting firm working with domestic and international banks, credit unions and retail stores. Mrs. Springfield is also a frequent instructor at various banking schools, including the South Carolina Banking School.

The Bank also announced that Andy Douglas has been tapped to expand the Bank’s existing trust and investments division into a comprehensive wealth management business. “Over his 17 year career at The Palmetto Bank, Andy has developed deep and long-standing relationships with our customers and community leaders in South Carolina,” continued Erwin. “Andy is a consummate banking professional and a seasoned veteran at the Bank. As a result, he is the ideal candidate to lead this strategically important initiative for the Bank. We are counting on his continued leadership to build on the rich heritage of our long-standing and historically successful trust and investments business to take it to the next level.”

Currently, the Bank provides trust, investment, insurance and brokerage services through a combination of in-house employees and an agreement with Raymond James Financial Services, Inc. As part of its mission to serving as a trusted financial advisor to its clients, the Bank plans to expand its current offerings to include private banking and other services to provide more complete financial advice to its clients.

About The Palmetto Bank

Headquartered in Greenville, South Carolina, The Palmetto Bank is a 104-year old independent state-chartered commercial bank and is the fifth-largest banking institution headquartered in South Carolina. The Palmetto Bank has assets of $1.4 billion and serves the Upstate through 29 banking locations in Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Pickens, Spartanburg and York counties. The Bank specializes in providing personalized community banking services to individuals and small to mid-size businesses including Retail and Commercial Banking, Mortgage, Trust, Brokerage, and Insurance. Additional information may be found at the Company’s web site at www.palmettobank.com.